Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Susquehanna Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended for the Form 10-K/A filed on March 3, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

December 15, 2014